Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Hayes Named President of Ball Corporation; Seabrook
Named COO, Global Packaging Operations and Morrison
Named SVP and CFO

BROOMFIELD, Colo., Nov. 18, 2009—Ball Corporation [NYSE:BLL] today announced promotions and senior management changes that will become effective at the beginning of 2010, including that John A. Hayes will become president of Ball at that time. Hayes, who will remain chief operating officer for the corporation, also will join Ball’s board of directors at the beginning of the year.
Raymond J. Seabrook will become executive vice president and chief operating officer, global packaging operations, reporting to Hayes. Scott C. Morrison will become senior vice president and chief financial officer and will remain treasurer. Morrison and Hayes will report to R. David Hoover, chairman and chief executive officer of Ball Corporation.
“We are very pleased to have John Hayes become president of Ball Corporation and join our board,” said Hoover, who has been president of Ball since January 2000. “He has been a major contributor to our success since joining the company in 1999. Over the past two years he has demonstrated exceptional leadership skills as executive vice president and chief operating officer.”
Hayes began his career with Ball as senior director, corporate planning and development.  He was vice president, corporate strategy, development and marketing, in 2005 when he was named executive vice president of Ball Packaging Europe. He was president of Ball Packaging Europe before being named to his current position at the beginning of 2008.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

Seabrook joined Ball Corporation in 1988 with the formation of Ball Packaging Products, Canada. He became corporate vice president and treasurer in 1992 and chief financial officer in 2000. He has been executive vice president and chief financial officer since 2006.
“Ray Seabrook will bring knowledge and experience gained from 25 years in the packaging industry and more than two decades with Ball Corporation to the new position of chief operating officer, global packaging,” Hayes said. “Packaging products make up more than 90 percent of Ball Corporation’s sales, and we look forward to having a strong, disciplined leader in Ray to lead those businesses.”
Morrison joined Ball in 2000 as treasurer after 16 years in the banking industry. He became vice president and treasurer in 2002.
“Scott Morrison has been instrumental in crafting and executing the strategy that has led to the strong financial position we have today,” Hoover said. “Scott’s experience in effectively managing financial risk has played a key role in steering Ball through this time of unprecedented financial volatility, and his deep knowledge of our company and our financial strategy make him well-suited to succeed Ray Seabrook as CFO.”
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2008 sales of approximately $7.6 billion.

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021